Exhibit 99.0

For Immediate Release	Contact:	Gabrielle Shanin
February 10, 2010		(973) 802-7779

PRUDENTIAL FINANCIAL, INC.

ANNOUNCES 2009 RESULTS

•

Net income of Financial Services Businesses attributable to Prudential Financial, Inc. for year 2009, $3.4 billion or $7.63 per Common share compared to net loss of $1.1 billion or $2.53 per Common share for 2008.

•	Pre-tax adjusted operating income for Financial Services Businesses reaches $3.3 billion for year 2009, more than double the level of 2008.

•

Strong liquidity and capital position at year end; GAAP book value for Financial Services Businesses reaches $24.2 billion or $51.52 per Common share, compared to $14.3 billion or $33.69 per Common share a year earlier.

•

Strong sales and flows in major businesses for the year; Individual Annuity gross sales $16 billion, Full Service Retirement gross deposits and sales $23 billion, International Insurance annualized new business premiums $1.4 billion, each at record-high levels.

•	Net income of Financial Services Businesses attributable to Prudential Financial, Inc. of $1.8 billion, or $3.79 per Common share for fourth quarter.

•

Net income includes a pre-tax gain, after associated expenses, of $2.1 billion from the December 31, 2009 sale of Prudential’s interest in the Wachovia retail securities brokerage joint venture to Wells Fargo, equivalent to $1.4 billion after tax or $2.95 per Common share.

•

Net income reflects fourth quarter pretax realized investment losses from impairments and sales of credit-impaired fixed maturity investments of $201 million, and $24 million of impairments on equity securities and other investments.

•	After-tax adjusted operating income for the Financial Services Businesses of $495 million, or $1.07 per Common share for fourth quarter 2009 and $2.5 billion or $5.58 per Common share for the year.

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•	Significant items included in fourth quarter results:

•

Net pre-tax benefit of $30 million in Individual Annuities from reserve releases for guaranteed death and income benefits, reduced amortization of deferred policy acquisition and other costs, and mark-to-market of hedging positions and embedded derivatives.

•	Operational highlights for the fourth quarter:

•	Individual Annuity gross sales of $4.8 billion, up from $2.2 billion a year ago; net sales $3.2 billion, up from $434 million a year ago.

•	Full Service Retirement gross deposits and sales of $4.0 billion and net additions of $903 million, compared to gross deposits and sales of $6.5 billion and net additions of $2.7 billion a year ago.

•	Individual Life annualized new business premiums of $91 million, compared to $86 million a year ago.

•	Group Insurance annualized new business premiums of $62 million, compared to $102 million a year ago.

•	International Insurance constant dollar basis annualized new business premiums of $375 million, compared to $288 million a year ago.

•	Assets under management of $667 billion at December 31, 2009, compared to $558 billion at December 31, 2008.

•

Gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses of $4.4 billion at December 31, 2009, compared to $11.3 billion at December 31, 2008; net unrealized gains of $998 million at December 31, 2009 compared to net unrealized losses of $6.6 billion at December 31, 2008.

NEWARK, N.J. – Prudential Financial, Inc. (NYSE:PRU) today reported net income of its Financial Services Businesses attributable to Prudential Financial, Inc. of $3.411 billion ($7.63 per Common share) for the year ended December 31, 2009, compared to a net loss of $1.140 billion ($2.53 per Common share) for 2008. After-tax adjusted operating income for the Financial Services Businesses was $2.481 billion ($5.58 per Common share) for 2009, compared to $1.087 billion ($2.62 per Common share) for 2008. Adjusted operating income is a non-GAAP measure as discussed below.

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For the fourth quarter of 2009, net income for the Financial Services Businesses attributable to Prudential Financial, Inc. amounted to $1.788 billion ($3.79 per Common share) compared to a net loss of $1.656 billion ($3.89 per Common share) for the fourth quarter of 2008. After-tax adjusted operating income for the fourth quarter of 2009 for the Financial Services Businesses amounted to $495 million ($1.07 per Common share), compared to a loss, based on after-tax adjusted operating income, of $879 million ($2.04 per Common share) for the fourth quarter of 2008.

“Each of our divisions recorded solid results for the fourth quarter and the year. Our businesses benefited from improving financial market conditions, from successful product offerings, and from expanded distribution. Turbulent financial market conditions in the recent past gave us an exceptional opportunity to enhance our competitive position, and we have done so. We completed over $4 billion of long-term debt and equity issues during the year, significantly adding to our financial strength and flexibility. In December, we sold our stake in the Wachovia Securities joint venture for $4.5 billion of cash proceeds. With this transaction we realized a substantial return on our investment, which had an initial book value of $1.0 billion in 2003. Our strong sales and flows, virtually across the board for the fourth quarter and the year, attest to our success in building our franchise. We are gaining ground as our innovative value propositions and underlying financial strength set us apart. While we are mindful that we remain in uncertain times, we have never felt better about our balanced mix of quality businesses and our ability to benefit from further changes in the industry landscape,” said Chairman and Chief Executive Officer John Strangfeld.

Adjusted operating income is not calculated under generally accepted accounting principles (GAAP). Information regarding adjusted operating income, a non-GAAP measure, is discussed later in this press release under “Forward-Looking Statements and Non-GAAP Measures,” and a reconciliation of adjusted operating income to the most comparable GAAP measure is provided in the tables that accompany this release.

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Financial Services Businesses

Prudential Financial’s Common Stock (NYSE:PRU) reflects the performance of its Financial Services Businesses, which consist of its U.S. Retirement Solutions and Investment Management, U.S. Individual Life and Group Insurance, and International Insurance and Investments divisions and its Corporate and Other operations.

In the following business-level discussion, adjusted operating income refers to pre-tax results.

The U.S. Retirement Solutions and Investment Management division reported adjusted operating income of $215 million for the fourth quarter of 2009, compared to a loss of $975 million in the year-ago quarter.

The Individual Annuities segment reported adjusted operating income of $88 million in the current quarter, compared to a loss of $1.039 billion in the year-ago quarter. Current quarter results benefited $47 million from net reductions in reserves for guaranteed minimum death and income benefits and $32 million from a net reduction in amortization of deferred policy acquisition and other costs, reflecting an updated estimate of profitability for this business. These benefits to results were largely driven by increases in customer account values during the current quarter. Results for the year-ago quarter included a net charge of $907 million from similar adjustment of these items to reflect an update of estimated profitability, largely driven by declines in customer account values associated with adverse financial market conditions during that quarter. Mark-to-market of embedded derivatives and related hedge positions associated with living benefits, after amortization of deferred policy acquisition and other costs, resulted in a net charge of $71 million to current quarter adjusted operating income. In addition, current quarter results included a $38 million charge for mark-to-market of hedging positions initiated in 2009 to mitigate exposure to declines in capital from adverse financial market conditions. Results for the year-ago quarter included net charges of $130 million from mark-to-market of embedded derivatives and related hedge positions associated with living benefits. In addition, results for the year-ago quarter included a charge of $97 million to write off the entire balance of goodwill associated with the

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company’s acquisition of Allstate’s variable annuity business in 2006. Excluding the effect of the foregoing items, adjusted operating income for the Individual Annuities segment increased $23 million from the year-ago quarter, primarily reflecting higher asset-based fees due to growth in variable annuity account values.

The Retirement segment reported adjusted operating income of $133 million for the current quarter, unchanged from the year-ago quarter. Results for the year-ago quarter benefited $33 million from a refinement of reserves for traditional group annuity business based on an actuarial review of beneficiary census data. Excluding this item, adjusted operating income of the Retirement segment increased $33 million from the year-ago quarter, primarily due to a greater contribution from investment results.

The Asset Management segment reported a loss, on an adjusted operating income basis, of $6 million for the current quarter, compared to a loss of $69 million in the year-ago quarter. Investment results associated with proprietary investing activities contributed income of approximately $10 million in the current quarter compared to losses of approximately $150 million in the year-ago quarter, with the latter driven largely by fixed income and equity fund investments that were subsequently redeemed. The improved results from proprietary investing activities were partially offset by unfavorable current quarter results from commercial mortgage activities.

The U.S. Individual Life and Group Insurance division reported adjusted operating income of $210 million for the fourth quarter of 2009, compared to $78 million in the year-ago quarter.

The Individual Life segment reported adjusted operating income of $141 million for the current quarter, compared to $9 million in the year-ago quarter. Current quarter results benefited from lower net amortization of deferred policy acquisition and other costs primarily relating to separate account performance, together with related costs, reflecting unfavorable financial market conditions in the year-ago quarter. In addition, current quarter results reflected more favorable mortality experience, with an estimated impact of approximately $20 million in comparison to the year-ago quarter.

The Group Insurance segment reported adjusted operating income of $69 million in the current quarter, unchanged from the year-ago quarter.

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The International Insurance and Investments division reported adjusted operating income of $457 million for the fourth quarter of 2009, compared to $1 million in the year-ago quarter.

The International Insurance segment reported adjusted operating income of $453 million for the current quarter, an increase of $32 million from the year-ago quarter. Adjusted operating income of the segment’s Life Planner insurance operations increased $41 million, to $302 million for the current quarter from $261 million in the year-ago quarter, primarily reflecting continued business growth and more favorable mortality experience in the current quarter. The segment’s Gibraltar Life operations reported adjusted operating income of $151 million for the current quarter, compared to $160 million in the year-ago quarter. Current quarter results for Gibraltar Life included $11 million from the former Yamato Life business acquired on May 1, 2009. Gibraltar Life’s current quarter results also include expenses of $11 million related to an ongoing technology improvement program, while results for the year-ago quarter included $9 million income from the sale of a former branch office property. Foreign currency exchange rates, including the impact of the Company’s currency hedging programs, did not have a significant effect on the comparison of results for the segment’s international insurance businesses.

The International Investments segment reported adjusted operating income of $4 million for the current quarter, compared to a loss of $420 million in the year-ago quarter. The year-ago quarter loss included charges totaling $316 million to record declines in value of several joint venture investments, and a charge of $110 million to write off the segment’s entire balance of goodwill, relating to several acquired businesses. Excluding these items, adjusted operating income for the International Investments segment was essentially unchanged from the year-ago quarter.

Corporate and Other operations resulted in a loss, on an adjusted operating income basis, of $199 million in the fourth quarter of 2009, compared to a loss of $288 million in the year-ago quarter. Results for the year-ago quarter included a charge of $117 million to write off the entire balance of goodwill for the Company’s real estate and relocation business, and a $32 million benefit from the repurchase of Prudential Financial convertible debt securities at a discount. Excluding these items, the loss from corporate and other operations was essentially unchanged

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from the year-ago quarter. The current quarter loss reflects increased interest expense, net of investment income, reflecting the negative spread associated with the investment of debt issuance proceeds in cash and short-term investments, as well as a greater level of capital debt, in comparison to the year-ago quarter. Lower expenses, reflecting certain liabilities that are impacted by changes in equity and other markets, were a partial offset. In addition, the Company’s real estate and relocation business reported a reduced loss in comparison to the year-ago quarter, with losses amounting to $6 million in the current quarter and $42 million, excluding the goodwill writeoff, in the year-ago quarter.

Assets under management amounted to $667 billion at December 31, 2009, compared to $558 billion a year earlier.

Net income of the Financial Services Businesses attributable to Prudential Financial, Inc. amounted to $1.788 billion for the fourth quarter of 2009, compared to a net loss of $1.656 billion in the year-ago quarter.

Current quarter net income includes $38 million of pre-tax net realized investment gains and related charges and adjustments. Net realized investment gains from general portfolio activities, together with increases in market value of certain externally managed investments in the European market, were largely offset by $225 million of losses from impairments and sales of credit-impaired investments. The losses from impairments and sales of credit-impaired investments include $201 million on fixed maturity investments, including $70 million relating to asset-backed securities collateralized by sub-prime mortgages, $10 million of impairments on equity securities, and $14 million of impairments on other investments.

At December 31, 2009, gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses amounted to $4.389 billion, including $3.135 billion on high and highest quality securities based on NAIC or equivalent ratings. Gross unrealized losses include $1.293 billion related to asset-backed securities collateralized by sub-prime mortgages. Gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses at December 31, 2009 include $2.446 billion of declines in value of 20% or more of amortized cost, of which $2.179 billion represents such declines in value for three months or more. Gross unrealized losses on general account fixed maturity investments of the

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Financial Services Businesses amounted to $11.251 billion at December 31, 2008. Net unrealized gains on general account fixed maturity investments of the Financial Services Businesses amounted to $998 million at December 31, 2009, compared to net unrealized losses of $6.567 billion at December 31, 2008.

Net income for the current quarter includes $2.162 billion of pre-tax income from divested businesses, primarily reflecting a pre-tax gain of $2.143 billion from the sale of the Company’s interest in the retail securities brokerage joint venture with Wachovia, to Wells Fargo on December 31, 2009 after certain related one-time compensation and other expenses totaling $104 million. Net income for the current quarter also reflects pre-tax increases of $76 million in recorded asset values and $49 million in recorded liabilities representing changes in value which are expected to ultimately accrue to contractholders. These changes primarily represent interest rate related mark-to-market adjustments.

Net income of the Financial Services Businesses for the year-ago quarter included $511 million of pre-tax net realized investment losses and related charges and adjustments, decreases of $815 million in recorded assets and $481 million in recorded liabilities for which changes in value are expected to ultimately accrue to contractholders, and a loss of $230 million from divested businesses, in each case before income taxes.

Closed Block Business

Prudential’s Class B Stock, which is not traded on any exchange, reflects the performance of its Closed Block Business.

The Closed Block Business includes our in-force participating life insurance and annuity policies, and assets that are being used for the payment of benefits and policyholder dividends on these policies, as well as other assets and equity that support these policies. We have ceased offering these participating policies.

The Closed Block Business reported income from continuing operations before income taxes of $92 million for the fourth quarter of 2009, compared to $117 million for the year-ago

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quarter. The Closed Block Business reported net income attributable to Prudential Financial, Inc. of $77 million for the fourth quarter of 2009 and $74 million for the year-ago quarter.

For the year ended December 31, 2009, the Closed Block Business reported a loss from continuing operations before income taxes of $480 million, compared to income from continuing operations before income taxes of $16 million for 2008. The Closed Block Business reported a net loss attributable to Prudential Financial, Inc. of $287 million for 2009 and net income of $23 million for 2008.

Consolidated Results

There is no legal separation of the Financial Services Businesses and the Closed Block Business, and holders of the Common Stock and the Class B Stock are both common stockholders of Prudential Financial, Inc.

On a consolidated basis, which includes the results of both the Financial Services Businesses and the Closed Block Business, Prudential Financial, Inc. reported net income attributable to Prudential Financial, Inc. of $1.865 billion for the fourth quarter of 2009 compared to a net loss of $1.582 billion for the year-ago quarter, and reported net income attributable to Prudential Financial, Inc. of $3.124 billion for the year ended December 31, 2009 compared to a net loss of $1.117 billion for 2008.

Forward-Looking Statements and Non-GAAP Measures

Certain of the statements included in this release constitute forward-looking statements within the meaning of the U. S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “includes,” “plans,” “assumes,” “estimates,” “projects,” “intends,” “should,” “will,” “shall,” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. There can be no assurance that future developments affecting

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Prudential Financial, Inc. and its subsidiaries will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, among others: (1) general economic, market and political conditions, including the performance and fluctuations of fixed income, equity, real estate and other financial markets, particularly in light of the severe economic conditions and the severe stress experienced by the global financial markets that began in the second half of 2007 and continued into 2009; (2) the availability and cost of external financing for our operations, which has been affected by the stress experienced by the global financial markets; (3) interest rate fluctuations; (4) reestimates of our reserves for future policy benefits and claims; (5) differences between actual experience regarding mortality, morbidity, persistency, surrender experience, interest rates or market returns and the assumptions we use in pricing our products, establishing liabilities and reserves or for other purposes; (6) changes in our assumptions related to deferred policy acquisition costs, valuation of business acquired or goodwill; (7) changes in our claims-paying or credit ratings; (8) investment losses, defaults and counterparty non-performance; (9) competition in our product lines and for personnel; (10) changes in tax law; (11) economic, political, currency and other risks relating to our international operations; (12) fluctuations in foreign currency exchange rates and foreign securities markets; (13) regulatory or legislative changes, including government actions in response to the stress experienced by the global financial markets; (14) adverse determinations in litigation or regulatory matters and our exposure to contingent liabilities, including in connection with our divestiture or winding down of businesses; (15) domestic or international military actions, natural or man-made disasters including terrorist activities or pandemic disease, or other events resulting in catastrophic loss of life; (16) ineffectiveness of risk management policies and procedures in identifying, monitoring and managing risks; (17) effects of acquisitions, divestitures and restructurings, including possible difficulties in integrating and realizing the projected results of acquisitions; (18) changes in statutory or U.S. GAAP accounting principles, practices or policies; (19) changes in assumptions for retirement expense; (20) Prudential Financial, Inc.’s primary

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reliance, as a holding company, on dividends or distributions from its subsidiaries to meet debt payment obligations and the ability of the subsidiaries to pay such dividends or distributions in light of our ratings objectives and/or applicable regulatory restrictions; and (21) risks due to the lack of legal separation between our Financial Services Businesses and our Closed Block Business. As noted above, the period from the second half of 2007 continuing into 2009 was characterized by extreme adverse market and economic conditions. The foregoing risks are even more pronounced in such unprecedented market and economic conditions. Prudential Financial, Inc. does not intend, and is under no obligation, to update any particular forward-looking statement included in this document.

Adjusted operating income is a non-GAAP measure of performance of our Financial Services Businesses. Adjusted operating income excludes “Realized investment gains (losses), net,” as adjusted, and related charges and adjustments. A significant element of realized investment gains and losses are impairments and credit-related and interest rate-related gains and losses. Impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles, can vary considerably across periods. The timing of other sales that would result in gains or losses, such as interest rate-related gains or losses, is largely subject to our discretion and influenced by market opportunities as well as our tax and capital profile.

Realized investment gains (losses) representing profit or loss of certain of our businesses which primarily originate investments for sale or syndication to unrelated investors, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Realized investment gains and losses from products that are free standing derivatives or contain embedded derivatives, and from associated derivative portfolios that are part of an economic hedging program related to the risk of those products, are included in adjusted operating income. Adjusted operating income excludes gains and losses from changes in value of certain assets and liabilities related to foreign currency exchange movements that have been economically hedged, as well as gains and losses on certain investments that are classified as other trading account assets and debt that is carried at fair value.

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Adjusted operating income also excludes investment gains and losses on trading account assets supporting insurance liabilities and changes in experience-rated contractholder liabilities due to asset value changes, because these recorded changes in asset and liability values are expected to ultimately accrue to contractholders. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of these transactions. In addition, adjusted operating income excludes the results of divested businesses, which are not relevant to our ongoing operations. Discontinued operations, which is presented as a separate component of net income under GAAP, is also excluded from adjusted operating income.

We believe that the presentation of adjusted operating income as we measure it for management purposes enhances understanding of the results of operations of the Financial Services Businesses by highlighting the results from ongoing operations and the underlying profitability of our businesses. However, adjusted operating income is not a substitute for income determined in accordance with GAAP, and the adjustments made to derive adjusted operating income are important to an understanding of our overall results of operations. The schedules accompanying this release provide a reconciliation of adjusted operating income for the Financial Services Businesses to income from continuing operations in accordance with GAAP.

The information referred to above, as well as the risks of our businesses described in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 and our Annual Report on Form 10-K for the year ended December 31, 2008, should be considered by readers when reviewing forward-looking statements contained in this release. Additional historical information relating to our financial performance is located on our Web site at www.investor.prudential.com.

Earnings Conference Call

Members of Prudential’s senior management will host a conference call on Thursday, February 11, 2010 at 11 a.m. ET, to discuss with the investment community the Company’s fourth quarter results. The conference call will be broadcast live over the Company’s Investor Relations Web site at: www.investor.prudential.com. Please log on fifteen minutes early in the event

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necessary software needs to be downloaded. The call will remain on the Investor Relations Web site for replay through February 26. Institutional investors, analysts, and other members of the professional financial community are invited to listen to the call and participate in Q&A by dialing (877) 777-1971 (domestic callers) or (612) 332-0226 (international callers). All others are encouraged to dial into the conference call in listen-only mode, using the same numbers. To listen to a replay of the conference call starting at 2:00 p.m. on February 11, through February 18, dial (800) 475-6701 (domestic callers) or (320) 365-3844 (international callers). The access code for the replay is 138440.

Prudential Financial, Inc. (NYSE: PRU), a financial services leader with approximately $667 billion of assets under management as of December 31, 2009, has operations in the United States, Asia, Europe, and Latin America. Leveraging its heritage of life insurance and asset management expertise, Prudential is focused on helping individual and institutional customers grow and protect their wealth. In the U.S., the Company’s well-known Rock symbol is an icon of strength, stability, expertise and innovation that has stood the test of time. Prudential’s businesses offer a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds, investment management, and real estate services. For more information, please visit www.news.prudential.com.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended December 31		Year Ended December 31
	2009	2008	2009	2008
Financial Services Businesses Income Statement Data:
Adjusted Operating Income (1):
Revenues:
Premiums	$3,352	$2,997	$13,294	$11,858
Policy charges and fee income	840	781	3,033	3,123
Net investment income	2,059	2,099	8,231	8,430
Asset management fees, commissions and other income	540	(2)	3,182	2,577

Total revenues	6,791	5,875	27,740	25,988

Benefits and expenses:
Insurance and annuity benefits	3,202	3,472	12,709	12,538
Interest credited to policyholders’ account balances	818	881	3,460	3,343
Interest expense	241	303	955	1,136
Other expenses	1,847	2,403	7,297	7,481

Total benefits and expenses	6,108	7,059	24,421	24,498

Adjusted operating income (loss) before income taxes	683	(1,184)	3,319	1,490
Income taxes, applicable to adjusted operating income	188	(305)	838	403

Financial Services Businesses after-tax adjusted operating income (loss) (1)	495	(879)	2,481	1,087

Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	38	(511)	(1,739)	(2,222)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	76	(815)	1,601	(1,734)
Change in experience-rated contractholder liabilities due to asset value changes	(49)	481	(899)	1,163
Divested businesses	2,162	(230)	2,131	(506)
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	(2,289)	509	(2,364)	654

Total reconciling items, before income taxes	(62)	(566)	(1,270)	(2,645)
Income taxes, not applicable to adjusted operating income	129	(159)	(624)	(883)

Total reconciling items, after income taxes	(191)	(407)	(646)	(1,762)

Income (loss) from continuing operations (after-tax) of Financial Services Businesses before equity in earnings of operating joint ventures	304	(1,286)	1,835	(675)
Equity in earnings of operating joint ventures, net of taxes and earnings attributable to noncontrolling interests	1,483	(384)	1,557	(483)

Income (loss) from continuing operations attributable to Prudential Financial, Inc.	1,787	(1,670)	3,392	(1,158)
Earnings attributable to noncontrolling interests	10	(1)	(34)	36

Income (loss) from continuing operations (after-tax) of Financial Services Businesses	1,797	(1,671)	3,358	(1,122)
Income from discontinued operations, net of taxes	1	14	19	18

Net income (loss) of Financial Services Businesses	1,798	(1,657)	3,377	(1,104)
Less: Income (loss) attributable to noncontrolling interests	10	(1)	(34)	36

Net income (loss) of Financial Services Businesses attributable to Prudential Financial, Inc.	$1,788	$(1,656)	$3,411	$(1,140)

See footnotes on last page.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended December 31		Year Ended December 31
	2009	2008	2009	2008
Earnings per share of Common Stock (diluted) (2) (3):

Financial Services Businesses after-tax adjusted operating income (loss)	$1.07	$(2.04)	$5.58	$2.62
Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	0.08	(1.21)	(3.88)	(5.12)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	0.16	(1.93)	3.57	(4.00)
Change in experience-rated contractholder liabilities due to asset value changes	(0.10)	1.14	(2.01)	2.68
Divested businesses	4.60	(0.55)	4.75	(1.17)
Difference in earnings allocated to participating unvested share-based payment awards	(0.03)	—	(0.01)	—

Total reconciling items, before income taxes	4.71	(2.55)	2.42	(7.61)
Income taxes, not applicable to adjusted operating income	2.00	(0.67)	0.41	(2.42)

Total reconciling items, after income taxes	2.71	(1.88)	2.01	(5.19)

Income (loss) from continuing operations (after-tax) of Financial Services Businesses attributable to Prudential Financial, Inc.	3.78	(3.92)	7.59	(2.57)
Income from discontinued operations, net of taxes	0.01	0.03	0.04	0.04

Net income (loss) of Financial Services Businesses attributable to Prudential Financial, Inc.	$3.79	$(3.89)	$7.63	$(2.53)

Weighted average number of outstanding Common shares (basic)	461.8	421.3	444.6	429.7

Weighted average number of outstanding Common shares (diluted)	470.3	423.0	448.2	433.6

Direct equity adjustment for earnings per share calculation (2)	$9	$19	$43	$55
Earnings related to interest, net of tax, on exchangeable surplus notes	$4	$—	$5	$—
Earnings allocated to participating unvested share-based payment awards for earnings per share calculation (3)
Financial Services Businesses after-tax adjusted operating income	$6	$1	$28	$6
Income from continuing operations (after-tax) of Financial Services Businesses	$20	$1	$38	$1
Financial Services Businesses Attributed Equity (as of end of period):
Total attributed equity	$24,154	$14,292
Per share of Common Stock - diluted	51.52	33.69
Attributed equity excluding accumulated other comprehensive income related to unrealized gains and losses on investments and pension/postretirement benefits	$25,399	$19,899
Per share of Common Stock - diluted	54.18	46.91
Number of diluted shares at end of period	468.8	424.2

Adjusted operating income before income taxes, by Segment (1):
Individual Annuities	$88	$(1,039)	$703	$(1,077)
Retirement	133	133	510	531
Asset Management	(6)	(69)	55	232

Total U.S. Retirement Solutions and Investment Management Division	215	(975)	1,268	(314)

Individual Life	141	9	562	446
Group Insurance	69	69	331	340

Total U.S. Individual Life and Group Insurance Division	210	78	893	786

International Insurance	453	421	1,843	1,747
International Investments	4	(420)	43	(332)

Total International Insurance and Investments Division	457	1	1,886	1,415

Corporate and Other operations	(199)	(288)	(728)	(397)

Financial Services Businesses adjusted operating income (loss) before income taxes	683	(1,184)	3,319	1,490

Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	38	(511)	(1,739)	(2,222)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	76	(815)	1,601	(1,734)
Change in experience-rated contractholder liabilities due to asset value changes	(49)	481	(899)	1,163
Divested businesses	2,162	(230)	2,131	(506)
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	(2,289)	509	(2,364)	654

Total reconciling items, before income taxes	(62)	(566)	(1,270)	(2,645)

Income (loss) from continuing operations before income taxes and equity in earnings of operating joint ventures - Financial Services Businesses	$621	$(1,750)	$2,049	$(1,155)

See footnotes on last page.

Financial Highlights

(in millions, except per share data or as otherwise noted, unaudited)

	Three Months Ended December 31		Year Ended December 31
	2009	2008	2009	2008
U.S. Retirement Solutions and Investment Management Division:

Fixed and Variable Annuity Sales and Account Values:
Gross sales	$4,839	$2,179	$16,296	$10,329

Net sales	$3,208	$434	$10,262	$2,053

Total account value at end of period	$83,971	$63,302

Retirement Segment:
Full Service:
Deposits and sales	$4,020	$6,549	$23,188	$18,941

Net additions	$903	$2,680	$8,750	$3,890

Total account value at end of period	$126,345	$99,738

Institutional Investment Products:
Gross additions	$3,487	$1,270	$7,786	$5,738

Net additions (withdrawals)	$1,502	$(362)	$(31)	$(1,654)

Total account value at end of period	$51,908	$50,491

Asset Management Segment:
Assets managed by Investment Management and Advisory Services (in billions, as of end of period):
Institutional customers	$188.4	$161.2
Retail customers	84.4	61.6
General account	184.0	172.6

Total Investment Management and Advisory Services	$456.8	$395.4

Institutional Assets Under Management (in billions):
Gross additions, other than money market	$10.8	$6.1	$33.8	$29.6

Net additions, other than money market	$6.3	$0.2	$12.6	$10.1

Retail Assets Under Management (in billions):
Gross additions, other than money market	$4.4	$3.4	$18.6	$15.1

Net additions (withdrawals), other than money market	$1.2	$(1.6)	$6.1	$0.4

U.S. Individual Life and Group Insurance Division:

Individual Life Insurance Annualized New Business Premiums (4):
Variable life	$8	$10	$20	$39
Universal life	27	23	113	83
Term life	56	53	226	209

Total	$91	$86	$359	$331

Group Insurance Annualized New Business Premiums (4):
Group life	$41	$76	$339	$288
Group disability	21	26	238	204

Total	$62	$102	$577	$492

International Insurance and Investments Division:

International Insurance Annualized New Business Premiums (4) (5):
Actual exchange rate basis	$386	$278	$1,401	$1,229

Constant exchange rate basis:	$375	$288	$1,404	$1,262

See footnotes on last page.

Financial Highlights

(in millions, except per share data or as otherwise noted, unaudited)

	Three Months Ended December 31		Year Ended December 31
	2009	2008	2009	2008
Closed Block Business Data:
Income Statement Data:
Revenues	$1,732	$2,114	$5,245	$7,059
Benefits and expenses	1,640	1,997	5,725	7,043

Income (loss) from continuing operations before income taxes	92	117	(480)	16
Income taxes	15	43	(193)	(7)

Closed Block Business income (loss) from continuing operations	77	74	(287)	23
Income from discontinued operations, net of taxes	—	—	—	—

Closed Block Business net income (loss)	77	74	(287)	23
Less: Income attributable to noncontrolling interests	—	—	—	—

Closed Block Business net income (loss) attributable to Prudential Financial, Inc.	$77	$74	$(287)	$23

Direct equity adjustment for earnings per share calculation (2)	(9)	(19)	(43)	(55)

Earnings available to holders of Class B Stock after direct equity adjustment - based on net income (loss)	$68	$55	$(330)	$(32)

Income (loss) from continuing operations per share of Class B Stock	$34.00	$27.50	$(165.00)	$(16.00)
Income from discontinued operations, net of taxes per share of Class B Stock	—	—	—	—

Net income (loss) per share of Class B Stock	$34.00	$27.50	$(165.00)	$(16.00)

Weighted average diluted shares outstanding during period	2.0	2.0	2.0	2.0

Closed Block Business Attributed Equity (as of end of period):
Total attributed equity	$1,041	$(857)
Per Share of Class B Stock	520.50	(428.50)
Attributed equity excluding accumulated other comprehensive income related to unrealized gains and losses on investments and pension/postretirement benefits	$913	$1,255
Per Share of Class B Stock	456.50	627.50
Number of Class B Shares at end of period	2.0	2.0

Consolidated Data:
Consolidated Income Statement Data:
Revenues	$8,648	$6,940	$32,688	$29,219
Benefits and expenses	7,935	8,573	31,119	30,358

Income (loss) from continuing operations before income taxes and equity in earnings of operating joint ventures	713	(1,633)	1,569	(1,139)
Income tax expense (benefit)	332	(421)	21	(487)

Income (loss) from continuing operations before equity in earnings of operating joint ventures	381	(1,212)	1,548	(652)
Equity in earnings of operating joint ventures, net of taxes	1,493	(385)	1,523	(447)

Income (loss) from continuing operations	1,874	(1,597)	3,071	(1,099)
Income from discontinued operations, net of taxes	1	14	19	18

Consolidated net income (loss)	1,875	(1,583)	3,090	(1,081)
Less: Income (loss) attributable to noncontrolling interests	10	(1)	(34)	36

Net income (loss) attributable to Prudential Financial, Inc.	$1,865	$(1,582)	$3,124	$(1,117)

Net income (loss) attributable to Prudential Financial, Inc.:
Financial Services Businesses	$1,788	$(1,656)	$3,411	$(1,140)
Closed Block Business	77	74	(287)	23

Consolidated net income (loss) attributable to Prudential Financial, Inc.	$1,865	$(1,582)	$3,124	$(1,117)

Assets and Asset Management Information (in billions, as of end of period)
Total assets	$480.2	$445.0
Assets under management (at fair market value):
Managed by U.S. Retirement Solutions and Investment Management Division:
Asset Management Segment - Investment Management and Advisory Services	$456.8	$395.4
Non-proprietary assets under management	122.3	80.5

Total managed by U.S. Retirement Solutions and Investment Management Division	579.1	475.9
Managed by U.S. Individual Life and Group Insurance Division	12.4	12.4
Managed by International Insurance and Investments Division	75.8	69.9

Total assets under management	667.3	558.2
Client assets under administration	119.5	101.1

Total assets under management and administration	$786.8	$659.3

See footnotes on last page.

(1)	Adjusted operating income is a non-GAAP measure of performance of our Financial Services Businesses that excludes “Realized investment gains (losses), net”, as adjusted, and related charges and adjustments; net investment gains and losses on trading account assets supporting insurance liabilities; change in experience-rated contractholder liabilities due to asset value changes; results of divested businesses and discontinued operations; earnings attributable to noncontrolling interests; and the related tax effects thereof. Adjusted operating income includes equity in earnings of operating joint ventures and the related tax effects thereof. Revenues and benefits and expenses shown as components of adjusted operating income, are presented on the same basis as pre-tax adjusted operating income and are adjusted for the items above as well.

Realized investment gains (losses) representing profit or loss of certain of our businesses which primarily originate investments for sale or syndication to unrelated investors, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Realized investment gains and losses from products that are free standing derivatives or contain embedded derivatives, and from associated derivative portfolios that are part of an economic hedging program related to the risk of those products, are included in adjusted operating income. Adjusted operating income excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged, as well as gains and losses on certain investments that are classified as other trading account assets and debt that is carried at fair value.

Adjusted operating income does not equate to “Income from continuing operations” as determined in accordance with GAAP but is the measure of profit or loss we use to evaluate segment performance. Adjusted operating income is not a substitute for income determined in accordance with GAAP, and our definition of adjusted operating income may differ from that used by other companies. The items above are important to an understanding of our overall results of operations. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability factors of our businesses.

(2)	Net income for the Financial Services Businesses and the Closed Block Business is determined in accordance with GAAP and includes general and administrative expenses charged to each of the businesses based on the Company’s methodology for allocation of such expenses. Cash flows between the Financial Services Businesses and the Closed Block Business related to administrative expenses are determined by a policy servicing fee arrangement that is based upon insurance and policies in force and statutory cash premiums. To the extent reported administrative expenses vary from these cash flow amounts, the differences are recorded, on an after-tax basis, as direct equity adjustments to the equity balances of each business. The direct equity adjustments modify earnings available to holders of Common Stock and Class B Stock for earnings per share purposes. Earnings per share of Common Stock based on adjusted operating income of the Financial Services Businesses reflects these adjustments as well.

(3)	Under new guidance effective January 1, 2009, U.S. GAAP requires unvested share-based payment awards that contain nonforfeitable rights to dividends to be included as participating securities in the computation of earnings per share pursuant to the two-class method. Under this method, earnings of the Financial Services Businesses are allocated between Common Stock and the participating awards, as if the awards were a second class of stock. Diluted share count used in the diluted earnings per share calculation for GAAP measures is equal to weighted average basic common shares for the three and twelve months ended December 31, 2008 as all potential common shares are anti-dilutive due to the loss from continuing operations available to holders of Common Stock after direct equity adjustment. Diluted share count used in diluted earnings per share calculation for non-GAAP measures is equal to weighted average basic common shares for the three months ended December 31, 2008 as all potential common shares are anti-dilutive due to the adjusted operating loss available to holders of Common Stock after direct equity adjustment.

(4)	Premiums from new sales that are expected to be collected over a one year period. Group insurance annualized new business premiums exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers’ Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts. Group insurance annualized new business premiums include premiums from the takeover of claim liabilities. Group disability amounts include long-term care products. Excess (unscheduled) and single premium business for the company’s domestic individual life and international insurance operations are included in annualized new business premiums based on a 10% credit.

(5)	Actual amounts reflect the impact of currency fluctuations. Foreign denominated activity translated to U.S. dollars at uniform exchange rates for all periods presented, including Japanese yen 99 per U.S. dollar; Korean won 1040 per U.S. dollar. U.S. denominated activity is included based on the amounts as transacted in U.S. dollars.